Exhibit 99(d)(1)

ADVISORY FEE WAIVER

          ADVISORY FEE WAIVER (“Agreement”), effective as of May 1, 2008, by and between the Julius Baer Investment Funds, a Massachusetts business trust (the “Trust”), on behalf of the Global High Income Fund, International Equity Fund, International Equity Fund II, Total Return Bond Fund, U.S. Microcap Fund, U.S. Smallcap Fund, U.S. Midcap Fund and U.S. Multicap Fund (each a “Fund” and collectively, the “Funds”), and Julius Baer Investment Management, LLC, a corporation organized under the laws of the State of Delaware (the “Adviser”).

WITNESSETH:

          WHEREAS, the Trust, on behalf of the Funds and the Adviser have entered into an Investment Advisory Agreement, effective May 1, 2006 as amended December 19, 2007 and February 28, 2008 and an Amended Schedule A attached thereto, as amended February 28, 2008 (collectively, the “Advisory Agreement”), pursuant to which the Adviser renders investment management services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

          WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the advisory fee for each Fund by 0.5 basis points.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Advisory Fee Waiver

          1.1. Waiver. The Advisory Fee rates charged each Fund by the Adviser under Advisory Agreement shall be reduced by 0.5 basis points during the term of this Agreement. In the case of a Fund with break points, such waiver shall be applied to the entire net asset value of the Fund.

          1.2. Reimbursement. The Adviser agrees to reimburse the Trust on behalf of the International Equity Fund and Total Return Bond Fund (the only two Funds in existence during the relevant time period) their pro rata portion of the $35,000 in interest and related expenses in connection with the monthly payment of Advisory Fees to the Adviser from August 2001 to February 2003 when the Advisory Agreement provided for quarterly payment of Advisory Fees.

          2. Termination of Agreement. This Agreement shall continue in effect until terminated by the Trustees of the Trust.

          3. Miscellaneous.

          3.1. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Adviser, to Julius Baer Investment Management, LLC,

330 Madison Avenue, New York, NY 10017; and (b) if to the Trust, at the foregoing office of the Adviser.

          3.2. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          3.3. Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Master Trust Agreement or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

          3.4. Definitions. Any question of interpretation of any term or provision of this Agreement including, but not limited to, the investment management fee, the computations of net asset values, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, shall have the same meaning as and be resolved by reference to such Advisory Agreement.

          3.5. Amendment. This Agreement may be amended or modified only upon the written consent of the parties hereto.

          3.6. Governing Law. Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

JULIUS BAER INVESTMENT FUNDS
on behalf of the Funds

By:	/s/ Gerard J.M. Vlak

Name:	Dr. Gerard J.M. Vlak
Title:	Chairman of the Board

JULIUS BAER INVESTMENT MANAGEMENT, LLC

By:	/s/ Anthony Williams

Name:	Anthony Williams
Title:	President

Approved May 5, 2008